Exhibit 99

INVESTOR CONTACT:	MEDIA CONTACT:
Tom Paulson	Kathryn Lovik
Vice President and Chief Financial Officer	Director, Communications
763-540-1204	763-540-1212

Tennant Company Reports 2009 Third Quarter Results

Net sales and EPS rose sequentially from second quarter;
Gross margins increased sequentially to 42.0% from 40.4%;
Company generated $15.8 million in cash from operations and continued to reduce debt;
Full year per share guidance raised

MINNEAPOLIS, Minn., October 27, 2009—Tennant Company (NYSE: TNC), a world leader in designing, manufacturing and marketing of solutions that help create a cleaner, safer world, today reported net earnings of $5.8 million, or $0.31 per diluted share, on net sales of $154.4 million for the third quarter ended September 30, 2009. In the 2008 third quarter, Tennant reported net earnings of $14.0 million, or $0.76 per diluted share, on net sales of $185.9 million. The company’s performance for the third quarter of 2009 improved sequentially from the 2009 second quarter’s net sales of $148.6 million and net earnings of $3.0 million, or $0.16 per diluted share.
“We continue to face very difficult selling conditions, but are pleased to report Tennant’s second consecutive quarter of sequential sales increases,” said Chris Killingstad, Tennant Company’s president and chief executive officer. “Additionally, our gross margins rose significantly from the 2009 second quarter and almost matched last year’s third quarter, which had a much higher level of sales. We benefited from lower commodity costs, tight spending controls and flexible production management. As a result of these encouraging trends, earnings per share rose sequentially and we are increasing our earnings per share guidance for the full year.”
Tennant generated $58.4 million in cash from operations in the first nine months of 2009 versus $13.3 million in the first nine months of 2008. At September 30, 2009, the company’s total cash was $13.9 million compared to $22.8 million a year ago. Total debt declined to $43.4 million from $102.1 million at the end of the prior year quarter.
Both the 2009 and 2008 third quarters were affected by unusual items. In the 2009 period, discrete net favorable tax items contributed $0.8 million, or $0.04 per diluted share, to earnings. In the prior year quarter, a net foreign currency gain from the settlement of forward contracts added $0.09 per diluted share to earnings, and discrete net favorable tax items contributed $0.10 per diluted share.

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Page 2 - Tennant Company Reports 2009 Third Quarter Results

Nine Month Results
For the nine months ended September 30, 2009, Tennant reported a net loss of $33.0 million, or a loss of $1.78 per diluted share, on net sales of $431.7 million. Impacting the 2009 nine month results were two unusual items from the first quarter: a non-cash pretax goodwill impairment charge of $43.4 million, or a $2.29 loss per diluted share, and a pretax benefit of $1.3 million, or $0.07 per diluted share, from a revision to the reserve for workforce reduction severance and related costs associated with the restructuring program announced in the 2008 fourth quarter. Further, the third quarter 2009 net benefit of $0.8 million, or $0.04 per diluted share, from discrete net favorable tax items, also contributed positively to the 2009 year-to-date results.
Excluding these unusual items, the company’s 2009 year-to-date earnings would have been $7.4 million, or $0.40 per diluted share. For the prior year period, Tennant announced net earnings of $27.5 million, or $1.48 per diluted share, on net sales of $548.1 million. This included a $0.07 per share dilutive impact related to acquisitions and a net benefit from unusual items of $0.09 per diluted share.

Operating Review
Tennant’s consolidated net sales for the 2009 third quarter decreased 16.9 percent versus the prior year, due to the continuing recession that affected all geographies. However, the decline was more moderate than the approximately 23 percent year-over-year decreases in the first and second quarters of 2009. The 2009 third quarter consolidated net sales of $154.4 million rose sequentially from $148.6 million in the 2009 second quarter and $128.6 million in the 2009 first quarter. Unfavorable foreign currency exchange effects reduced consolidated net sales by approximately 2 percent for the third quarter. For the year to date, consolidated net sales decreased 21.2 percent, compared with the previous year, chiefly stemming from weak economic conditions. The foreign currency exchange impact reduced consolidated net sales by approximately 5 percent, and acquisitions favorably impacted consolidated net sales by approximately 1 percent for the first nine months of 2009.
Even with lower sales volume, Tennant’s gross profit margin of 42.0 percent for the 2009 third quarter nearly equaled the 42.3 percent reported in the prior year quarter, and rose from the 40.4 percent reached in the 2009 second quarter. According to Killingstad, “We continue to be confident that we will attain our stated objective of a gross margin in the range of 41 percent for the 2009 full year.” Year to date, the gross profit margin was 41.2 percent versus 42.0 percent for the first nine months of 2008.
For the 2009 third quarter, selling and administrative expenses (S&A) totaled $51.8 million, a 7.8 percent decrease from $56.2 million in the 2008 third quarter. Sustained strong cost controls, including expense reductions, delays in discretionary spending and workforce reductions, accounted for the lower S&A level. Year to date, S&A expense totaled $146.3 million, a decrease of 14.9 percent, from $171.9 million in the prior year period.

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Page 3 - Tennant Company Reports 2009 Third Quarter Results

Tennant’s 2009 third quarter operating profit was $7.6 million, or 4.9 percent of sales, up sequentially from $5.4 million, or 3.6 percent of sales, in the 2009 second quarter. The company’s operating profit in the 2008 third quarter totaled $16.4 million, or 8.8 percent of sales.

New Products
Commenting on Tennant’s new products, Killingstad said, “We continue to be very pleased with the marketplace momentum of our breakthrough ec-H2O™ chemical-free cleaning technology, which converts plain tap water into a powerful cleaning agent without any added chemicals. Sales are exceeding our expectations. We have now completed the introduction of this proprietary technology on our core scrubbers, including five walk-behinds and six riders. Customers around the world are seeking out ec-H2O because it offers such significant cost savings and benefits, including greater productivity and worker safety.”
Additionally, Tennant’s ec-H2O technology has been shown to sizably reduce environmental footprints across seven key categories compared with traditional cleaning with chemicals, according to an independent study conducted by EcoForm, a leading technical environmental performance analysis company. The study analyzed footprints for energy, global warming, ozone depletion, smog, acid rain, and water and air pollution in retail, healthcare and education facilities. The report reinforced that the benefits from ec-H2O technology are effective, safe and sustainable.
“Typical footprint reductions on ‘environmentally sustainable’ cleaning technologies are between 10 percent and 20 percent compared to traditional methods,” Killingstad noted. “Even taking a conservative testing approach, the study found that Tennant’s ec-H2O technology is achieving environmental footprint reductions of between 57 percent and 98 percent – a significant improvement over traditional cleaning with chemicals.”
The company also recently announced that it is jointly developing with Kaivac, Inc., a spray-and-vac, or No-Touch Cleaning, system for restrooms that will incorporate Tennant’s ec-H2O technology. When developed, the system is expected to enable customers to cost-effectively sanitize even heavily soiled restrooms without using chemicals.
Further, Tennant and Ecolab Inc. (NYSE: ECL) announced the North American launch of the Scrub-N-Go™ Floor Scrubber Vac System, a cordless cleaning machine that the two companies jointly developed, initially for the quick serve restaurant market segment. The product delivers superior safety and leaves floors cleaner and drier in less time than traditional mop-and-bucket cleaning. The Scrub-N-Go maneuvers around the small crevices and spaces typically found in fast food facilities. Tennant is manufacturing the ergonomic and easy-to-operate system, which is currently sold through Ecolab’s sales and distribution channel. Tennant provides service through its factory-direct field technicians.
Stated Killingstad, “We continue to pursue growth through partnerships that help us expand beyond our traditional market segments. The Kaivac and Ecolab alliances illustrate our commitment to this approach, and we are very excited about the potential long-term revenue growth opportunities.”

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Page 4 - Tennant Company Reports 2009 Third Quarter Results

Tennant’s sales of new products introduced in the past three years generated approximately 39 percent of equipment sales during the 2009 third quarter and approximately 43 percent in the 2009 year-to-date period. The company expects to maintain its spending on research and development at the targeted level of 3 percent to 4 percent of annual net sales.

Business Outlook
The company’s financial outlook includes the following assumptions for 2009: continuation of the weak global economic environment and lack of visibility into the months ahead; unfavorable foreign currency impact on sales of approximately 4 percent; a gross margin of approximately 41 percent; and capital expenditures of $13 million or less. The company continues to expect to achieve savings of at least $15 million in 2009 and $20 million in 2010 from restructuring initiatives.
Including the first quarter 2009 unusual items noted above, as well as the third quarter net tax benefit, Tennant now estimates a full year net loss in the range of $1.63 to $1.55 loss per diluted share. Excluding the unusual items, the company now expects net earnings for 2009 in the range of $0.55 to $0.63 per diluted share. This is an increase from Tennant’s previous full year net earnings guidance range of $0.20 to $0.50 per diluted share, excluding unusual items, and represents the second time in 2009 that the company has raised its earnings guidance. Tennant also is narrowing its 2009 full year net sales to a range of $585 million to $595 million. Earlier guidance anticipated a net sales range of $560 million to $600 million.
Killingstad concluded: “Throughout this year we have adhered to Tennant’s guiding principles. They are to adjust to 2009’s low growth economy, without sacrificing the company’s long-term potential; prudently allocate scarce resources to initiatives that position us to deliver against our controllable objectives, such as savings from global, low-cost sourcing and lean manufacturing initiatives and investments in key research and development projects; and optimize cash through conservative planning, discipline in capital expenditures and a focus on working capital management.”

Conference Call
Tennant will host a conference call to discuss the third quarter results today, October 27, 2009, at 10 a.m. Central Time (11 a.m. Eastern Time). The conference call will be available via webcast on the investor portion of Tennant's website. To listen to the call live, go to www.tennantco.com and click on Investor Relations. A taped replay of the conference call will be available at www.tennantco.com for approximately two weeks after the call.

Company Profile
Minneapolis-based Tennant Company (NYSE: TNC) is a world leader in designing, manufacturing and marketing solutions that help create a cleaner, safer world. Its products include equipment for maintaining surfaces in industrial, commercial and outdoor environments; and specialty surface coatings for protecting, repairing and upgrading concrete floors. Tennant's global field service network is the most extensive in the industry. Tennant has manufacturing operations in Minneapolis, Minn.; Holland, Mich.; Uden, The Netherlands; the United Kingdom; São Paulo, Brazil; and Shanghai, China; and sells products directly in 15 countries and through distributors in more than 80 countries. For more information, visit www.tennantco.com.

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Page 5 - Tennant Company Reports 2009 Third Quarter Results

Forward-Looking Statements
Certain statements contained in this document, as well as other written and oral statements made by us from time to time, are considered "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. These statements do not relate to strictly historical or current facts and provide current expectations or forecasts of future events. Any such expectations or forecasts of future events are subject to a variety of factors. These include factors that affect all businesses operating in a global market as well as matters specific to us and the markets we serve. Particular risks and uncertainties presently facing us include: geopolitical, economic and credit market uncertainty throughout the world; cost and availability of financing for ourselves and our suppliers; our customers' ability to obtain credit to fund equipment purchases; successful integration of acquisitions, including the ability to carry remaining goodwill at current values; our ability to accurately project future financial and operating results and to achieve such projections; our ability to achieve operational efficiencies while reducing expenses and headcount; fluctuations in the cost or availability of raw materials and purchased components; the ability to achieve anticipated global sourcing cost reductions; the success and timing of new technologies and products; unforeseen product quality problems; the effects of litigation, including threatened or pending litigation; the relative strength of the U.S. dollar, which affects the cost of our materials and products purchased and sold internationally; our ability to effectively manage organizational changes, including workforce reductions; our ability to achieve the anticipated savings from workforce reductions; our ability to attract and retain key personnel; the effects of potential further impairment write-down of our intangible asset values; our ability to acquire, retain and protect proprietary intellectual property rights; the potential for increased competition in our business; and changes in laws, including changes in accounting standards and taxation changes.
We caution that forward-looking statements must be considered carefully and that actual results may differ in material ways due to risks and uncertainties both known and unknown. Shareholders, potential investors and other readers are urged to consider these factors in evaluating forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. For additional information about factors that could materially affect Tennant's results, please see our other Securities and Exchange Commission filings, including disclosures under "Risk Factors."
We do not undertake to update any forward-looking statement, and investors are advised to consult any further disclosures by us on this matter in our filings with the Securities and Exchange Commission and in other written statements we make from time to time. It is not possible to anticipate or foresee all risk factors, and investors should not consider any list of such factors to be an exhaustive or complete list of all risks or uncertainties.

Non-GAAP Financial Measures
This news release includes presentations of non-GAAP measures that include or exclude unusual or non-recurring items. Management believes that the non-GAAP measures provide useful information to investors regarding the company’s results of operations and financial condition because they permit a more meaningful comparison and understanding of Tennant Company’s operating performance for the current, past or future periods. Management uses these non-GAAP measures to monitor and evaluate ongoing operating results and trends, and to gain an understanding of the comparative operating performance of the company. See the Supplemental Non-GAAP Financial Table on pages 9 and 10.

FINANCIAL TABLES FOLLOW

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Page 6 - Tennant Company Reports 2009 Third Quarter Results

TENNANT COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)

(In millions, except per share data)	Three Months Ended		Nine Months Ended
	September 30		September 30
	2009	2008	2009	2008

Net Sales	$154.4	$185.9	$431.7	$548.1
Cost of Sales	89.5	107.3	254.0	317.7
Gross Profit	64.9	78.6	177.7	230.4
Gross Margin	42.0%	42.3%	41.2%	42.0%

Operating Expense:
Research and Development Expense	5.5	6.0	16.8	17.7
Selling and Administrative Expense	51.8	56.2	146.3	171.9
Goodwill Impairment Charge	-	-	43.4	-
Gain on Divestiture of Assets	-	-	-	(0.2)
Total Operating Expense	57.3	62.2	206.5	189.4

Profit (Loss) from Operations	7.6	16.4	(28.8)	41.0
Operating Margin	4.9%	8.8%	(6.7%)	7.5%

Other Income (Expense):
Interest Income	0.1	0.3	0.3	0.8
Interest Expense	(0.7)	(1.1)	(2.3)	(2.8)
Net Foreign Currency Transaction Gains (Losses)	0.3	2.5	0.2	1.9
ESOP Income	0.3	0.8	0.7	1.8
Other Income (Expense), Net	-	(0.8)	-	(1.6)
Total Other Income (Expense), Net	0.0	1.7	(1.1)	0.1

Profit (Loss) Before Income Taxes	7.6	18.1	(29.9)	41.1
Income Tax Expense (Benefit)	1.8	4.1	3.1	13.6

Net Earnings (Loss)	$5.8	$14.0	$(33.0)	$27.5

Earnings (Loss) per Share:
Basic	$0.31	$0.77	$(1.78)	$1.50
Diluted	$0.31	$0.76	$(1.78)	$1.48

Weighted Average Common Shares Outstanding:
Basic	18.6	18.2	18.5	18.3
Diluted	19.0	18.5	18.5	18.6

GEOGRAPHICAL NET SALES(1) (Unaudited)

	Three Months Ended			Nine Months Ended
(In millions)	September 30			September 30
			% of			% of
	2009	2008	Change	2009	2008	Change
North America	$90.5	$107.2	(15.6%)	$251.6	$314.0	(19.9%)
Europe, Middle East, Africa	45.2	55.3	(18.3%)	131.8	171.7	(23.2%)
Other International	18.7	23.4	(20.1%)	48.3	62.4	(22.6%)

Total	$154.4	$185.9	(16.9%)	$431.7	$548.1	(21.2%)

(1) Net of intercompany sales.

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Page 7 - Tennant Company Reports 2009 Third Quarter Results

TENNANT COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(In millions)	2009	2008
	September 30	December 31	September 30
ASSETS
Current Assets
Cash and Cash Equivalents	$13.9	$29.3	$22.8
Receivables, Net	114.6	123.8	142.0
Inventories	60.8	66.8	73.0
Prepaid Expenses	12.1	18.1	12.8
Deferred Income Taxes, Current Portion	9.0	12.1	9.2
Other Current Assets	0.2	0.3	1.7

Total Current Assets	210.6	250.4	261.5

Property, Plant and Equipment	288.5	278.8	281.0
Accumulated Depreciation	(189.2)	(175.1)	(176.3)
Property, Plant and Equipment, Net	99.3	103.7	104.7

Deferred Income Taxes, Long-Term Portion	7.4	6.5	3.8
Goodwill	20.1	62.1	62.3
Intangible Assets, Net	30.1	28.7	34.8
Other Assets	6.6	5.2	7.9

Total Assets	$374.1	$456.6	$475.0

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
Current Portion of Long-Term Debt	$5.0	$4.0	$12.4
Short-Term Borrowings	0.4	-	-
Accounts Payable	37.7	26.5	31.6
Employee Compensation and Benefits	25.6	23.3	21.0
Income Taxes Payable	3.0	3.2	3.5
Other Current Liabilities	37.4	50.2	32.1

Total Current Liabilities	109.1	107.2	100.6

Long-Term Liabilities
Long-Term Debt	38.0	91.4	89.7
Employee-Related Benefits	28.8	29.0	23.4
Deferred Income Taxes, Long-Term Portion	11.1	11.7	4.8
Other Liabilities	7.9	7.4	6.2

Total Long-Term Liabilities	85.8	139.5	124.1

Total Liabilities	194.9	246.7	224.7

SHAREHOLDERS' EQUITY
Preferred Stock	-	-	-
Common Stock	7.0	6.9	6.8
Additional Paid-In Capital	7.2	6.6	5.9
Retained Earnings	187.5	223.7	244.8
Accumulated Other Comprehensive Income (Loss)	(20.9)	(26.4)	(4.8)
Receivable from ESOP	(1.6)	(0.9)	(2.4)

Total Shareholders’ Equity	179.2	209.9	250.3

Total Liabilities and Shareholders’ Equity	$374.1	$456.6	$475.0

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Page 8 - Tennant Company Reports 2009 Third Quarter Results

TENNANT COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In millions)	Nine Months Ended
	September 30
	2009	2008
OPERATING ACTIVITIES
Net Earnings (Loss)	$(33.0)	$27.5

Adjustments to Net Earnings to arrive at Operating Cash Flow:
Depreciation	14.8	14.9
Amortization	2.4	1.9
Deferred Tax Expense (Benefit)	1.4	1.8
Goodwill Impairment Charge	43.4	0.5
Stock-Based Compensation Expense	1.4	-
ESOP Expense	0.2	(0.6)
Allowance for Doubtful Accounts and Returns	1.0	1.4
Other, Net	4.0	1.0
Changes in Operating Assets and Liabilities Excluding the Impact of Acquisitions:
Accounts Receivable	8.5	(8.3)
Inventories	6.4	(5.6)
Accounts Payable	13.0	(5.0)
Employee Compensation and Benefits and Other Accrued Expenses	(9.3)	(10.7)
Income Taxes Payable/Prepaid	6.7	(5.4)
Other Assets and Liabilities	(2.5)	(0.1)
Net Cash Provided by (Used for) Operating Activities	58.4	13.3

INVESTING ACTIVITIES
Purchases of Property, Plant and Equipment	(8.8)	(16.9)
Proceeds from Disposals of Property, Plant and Equipment	0.3	0.7
Acquisition of Businesses, Net of Cash Acquired	(2.2)	(82.2)
Net Cash Provided by (Used for) Investing Activities	(10.7)	(98.4)

FINANCING ACTIVITIES
Payments on Capital Leases	(3.5)	(2.2)
Change in Short-Term Debt, Net	0.4	8.5
Payment of Long-Term Debt	(59.0)	(0.5)
Issuance of Long-Term Debt	6.0	87.5
Purchases of Common Stock	-	(14.3)
Proceeds from Issuances of Common Stock	0.3	1.9
Tax Benefit on Stock Plans	-	1.2
Dividends Paid	(7.3)	(7.2)
Net Cash Provided by (Used for) Financing Activities	(63.1)	74.9

Effect of Exchange Rate Changes on Cash and Cash Equivalents	-	(0.1)

Net Increase (Decrease) in Cash and Cash Equivalents	(15.4)	(10.3)

Cash and Cash Equivalents at Beginning of Period	29.3	33.1

Cash and Cash Equivalents at End of Period	$13.9	$22.8

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Page 9 - Tennant Company Reports 2009 Third Quarter Results
TENNANT COMPANY
SUPPLEMENTAL NON-GAAP FINANCIAL TABLE
(In millions, except per share data)	Three Months Ended September 30		Nine Months Ended September 30
	2009	2008	2009	2008

Net Sales	$154.4	$185.9	$431.7	$548.1

Cost of Sales	89.5	107.3	254.0	317.7
Gross Profit	64.9	78.6	177.7	230.4
Gross Margin	42.0%	42.3%	41.2%	42.0%

Operating Expense:
Research and Development Expense	5.5	6.0	16.8	17.7
Selling and Administrative Expense	51.8	56.2	146.3	172.0
Goodwill Impairment Charge	-	-	43.4	-
Gain on Divestiture of Assets	-	-	-	(0.2)
Total Operating Expense	57.3	62.2	206.5	189.5

Profit (Loss) from Operations – as reported	$7.6	$16.4	$(28.8)	$40.9
Operating Margin	4.9%	8.8%	(6.7%)	7.5%
Adjustments:
Goodwill Impairment Charge	-	-	43.4	-
Workforce Reduction Reserve Revision	-	-	(1.3)	-
Gain on Divestiture of Assets	-	-	-	(0.2)
Legal Settlement Expenses	-	-	-	1.7
Profit (Loss) from Operations – as adjusted	$7.6	$16.4	$13.4	$42.4
Operating Margin	4.9%	8.8%	3.1%	7.7%

Other Income (Expense):
Interest Income	0.1	0.3	0.3	0.8
Interest Expense	(0.7)	(1.1)	(2.3)	(2.8)
Net Foreign Currency Transaction Gains (Losses)	0.3	2.5	0.2	1.9
ESOP Income	0.3	0.8	0.7	1.8
Other Income (Expense), Net	-	(0.8)	-	(1.5)
Total Other Income (Expense), Net	-	1.7	(1.1)	0.2

Profit (Loss) Before Income Taxes – as reported	$7.6	$18.1	$(29.9)	$41.1
Adjustments:
Goodwill Impairment Charge	-	-	43.4	-
Workforce Reduction Reserve Revision	-	-	(1.3)	-
Gain on Divestiture of Assets	-	-	-	(0.2)
Legal Settlement Expenses	-	-	-	1.7
Curtailed Acquisitions Expenses	-	-	-	0.7
Net Foreign Currency Gain from Forward Contracts	-	(2.7)	-	(2.7)
Profit (Loss) Before Income Taxes – as adjusted	$7.6	$15.4	$12.2	$40.6

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Page 10 - Tennant Company Reports 2009 Third Quarter Results

TENNANT COMPANY
SUPPLEMENTAL NON-GAAP FINANCIAL TABLE (cont.)
(In millions, except per share data)	Three Months Ended September 30		Nine Months Ended September 30
	2009	2008	2009	2008

Income Tax Expense (Benefit) – as reported	$1.8	$4.1	$3.1	$13.6
Adjustments:
Goodwill Impairment Charge	-	-	1.1	-
Workforce Reduction Reserve Revision	-	-	(0.1)	-
Gain on Divestiture of Assets	-	-	-	(0.1)
Legal Settlement Expenses	-	-	-	0.6
Curtailed Acquisitions Expenses	-	-	-	0.3
Net Foreign Currency Gain from Forward Contracts	-	(1.0)	-	(1.0)
Discrete Tax Items	0.8	1.9	0.8	1.4
Income Tax Expense (Benefit) – as adjusted	$2.6	$5.0	$4.9	$14.8

Net Earnings (Loss) – as reported	$5.8	$14.0	$(33.0)	$27.5
Adjustments:
Goodwill Impairment Charge	-	-	42.3	-
Workforce Reduction Reserve Revision	-	-	(1.2)	-
Gain on Divestiture of Assets	-	-	-	(0.1)
Legal Settlement Expenses	-	-	-	1.1
Curtailed Acquisitions Expenses	-	-	-	0.4
Net Foreign Currency Gain from Forward Contracts	-	(1.7)	-	(1.7)
Discrete Tax Items	(0.8)	(1.9)	(0.8)	(1.4)
Net Earnings (Loss) – as adjusted	$5.0	$10.4	$7.3	$25.8

Earnings (Loss) per Share:
Basic	$0.31	$0.77	$(1.78)	$1.50
Diluted Earnings (Loss) per Share – as reported	$0.31	$0.76	$(1.78)	$1.48
Adjustments:
Goodwill Impairment Charge	-	-	2.29	-
Workforce Reduction Reserve Revision	-	-	(0.07)	-
Gain on Divestiture of Assets	-	-	-	(0.01)
Legal Settlement Expenses	-	-	-	0.06
Curtailed Acquisitions Expenses	-	-	-	0.02
Net Foreign Currency Gain from Forward Contracts	-	(0.09)	-	(0.09)
Discrete Tax Items	(0.04)	(0.10)	(0.04)	(0.07)

Diluted Earnings (Loss) per Share – as adjusted	$0.27	$0.57	$0.40	$1.39